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                                                                    Exhibit 23.2

                 Consent of Akerman, Senterfitt & Eidson, P.A.

   We hereby consent to the filing of our opinion, regarding the legality of the Class A common stock being registered, as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                        /s/ Akerman, Senterfitt & Eidson, P.A.

Miami, Florida
November 2, 2000